EXHIBIT 10.2.2

December 13, 2021

Dear Ajay,

This letter confirms your agreement to serve as a consultant to Mastercard through the end of 2022. Pursuant to this arrangement you will advise and support engagement with key customer, regulator and other stakeholder relationships across the globe as mutually agreed. You will be paid $3 million in aggregate, to be paid out in equal installments monthly, plus reasonable expenses incurred by you in the course of providing consulting services, and you will be responsible for any taxes associated with this income.

We are appreciative that you are offering your services as an independent consultant. We acknowledge that you have made other commitments with different companies including General Atlantic and that there will no longer be an employment relationship between you and Mastercard. Mastercard does not reserve the right to direct and control your advisory services nor will it maintain or exercise control over the methods, means, and details by which you provide such services.

We are excited that you have agreed to assist Mastercard in this new capacity.

Very truly yours,

/s/ Michael Fraccaro
Michael Fraccaro

Agreed and Accepted

/s/ Ajay Banga
Ajay Banga

Date:	December 16, 2021